Exhibit 10.7

Execution Version

BRISTOW GROUP INC.

AMENDED AND RESTATED 2019 MANAGEMENT SEVERANCE BENEFITS PLAN

FOR U.S. EMPLOYEES

(Effective as of October 31, 2019)

ARTICLE I

GENERAL

1.1 Plan Effective Date. This Plan was originally effective as of June 4, 2014 and was most recently amended and restated effective as of May 1, 2019. This amendment and restatement of the Plan is effective as of the Plan Effective Date. The Plan shall remain in effect subject to the right of the Board to amend or terminate the Plan at any time pursuant to Article 7. The rights, if any, of any person hereunder shall be determined pursuant to the Plan as in effect on the date such person ceases to be an employee of the Employer, unless a subsequently adopted provision of the Plan is applicable to such person in accordance with the provisions of Article 7 hereof.

1.2 Purpose. The purpose of the Plan is to provide severance benefits to Participants who experience a Qualifying Termination. This Plan is an “employee welfare benefit plan,” as defined in Section 3(1) of ERISA. This document constitutes both the written instrument under which the Plan is maintained and the required summary plan description for the Plan.

ARTICLE II

DEFINITIONS AND USAGE

2.1 Definitions. Wherever used in the Plan, the following words and phrases shall have the meaning set forth below unless the context plainly requires a different meaning:

(a) “Administrator” means the Benefits and Retirement Plan Committee of the Company.

(b) “Benefits” means, as applicable, the benefits described in Section 4.2 or Section 4.3 of the Plan.

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” means:

(i) the Participant’s willful failure to substantially perform the duties assigned to him or her by the Board or by his or her supervisor, other than any such failure resulting from incapacity due to physical or mental illness; or

(ii) the Participant’s commission of malfeasance, fraud, or dishonesty, or the Participant’s willful and material violation of Employer policies; or

(iii) the Participant’s indictment or formal charge for, and subsequent conviction of, or plea of guilty or nolo contendere to, a felony, or a misdemeanor involving moral turpitude; or

(iv) the Participant’s material breach of any agreement with an Employer.

“Cause” shall not include an employee’s refusal to accept the relocation of the employee’s job to a location more than (A) fifty (50) miles from his or her then current work location or (B) the distance for moves specified from time to time by the Internal Revenue Service as the “distance test” for deductibility of moving expenses, whichever distance is greater.

(e) “Change in Control” means:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this clause (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company or any corporation or other entity controlled by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation or other entity controlled by the Company, (D) any acquisition by any Person that was an equity holder of the Company as of immediately after the Effective Date or (E) any acquisition by any Person pursuant to a transaction which constitutes a Business Combination under clause (ii) below; or

(ii) Consummation of a reorganization, merger, conversion or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation or other entity resulting from such Business Combination (including, without limitation, a corporation or other entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries); provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person (other than any Person covered by the exceptions in clause (i) herein) acquires more than 50% of the Outstanding Company Voting Securities shall not constitute a Change in Control; or

(iii) A complete liquidation or dissolution of the Company, other than in connection with the transfer of all or substantially all of the assets of the Company to (A) a parent or subsidiary of the Company or (B) a Person or Persons who beneficially own, directly or indirectly, 50% or more of the Outstanding Company Voting Securities at the time of the transfer.

For the avoidance of doubt, (A) the consummation of the transactions contemplated by the Reorganization Plan and the occurrence of the Effective Date shall not constitute a Change in Control for purposes of the Plan, and (B) a transaction shall only constitute a Change in Control if it results in the Persons who were equity holders of the Company as of immediately after the Effective Date ceasing to have the power (whether by ownership of voting securities, contractual right or otherwise) collectively to elect a majority of the Board.

(f) “Change in Control Effective Date” means the date of the consummation of the transactions resulting in a Change in Control.

(g) “Change in Control Period” means the two (2) year period following the Change in Control Effective Date and only applies to those Participants who are in Tier 1 or Tier 2 on the date of the Change in Control.

(h) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, currently embodied in Code Section 4980B, which provides for continuation of group health plan coverage in certain circumstances.

(i) “Code” means the Internal Revenue Code of 1986, as amended.

(j) “Committee” means the Compensation Committee of the Board of Directors of the Company.

(k) “Company” means Bristow Group Inc., a Delaware corporation, and any successor entity following reorganization of the Company pursuant to the Reorganization Plan.

(l) “Compensation” means the Participant’s annual rate of base salary payable by the Employer (exclusive, among other things, of bonuses and special allowances), or, depending on the context, an equivalent weekly rate, as in effect immediately prior to such Participant’s employment termination date. Notwithstanding the foregoing, for purposes of Section 4.3, a Participant’s Compensation shall be the greater of such Participant’s Compensation (i) immediately prior to the Change in Control Effective Date or (ii) on the date of the Participant’s employment termination.

(m) “Completed Years of Service” means the Participant’s completed continuous Years of Service as determined under and in accordance with the Bristow Group Inc. Employee Savings and Retirement Plan.

(n) “Disability” means the inability of the Participant to perform the Participant’s duties with the Employer on a full-time basis during the Participant’s applicable employment period as a result of incapacity due to mental or physical illness.

(o) “Effective Date” has the meaning ascribed to such term in the Reorganization Plan.

(p) “Eligible Employee” means an employee of an Employer who is paid on a payroll originating in the United States, unless otherwise provided in a Participation Agreement, and who meets the requirements of Section 3.1.

(q) “Employer” means individually, and “Employers” means collectively, the Company and each subsidiary of the Company that adopts the Plan with the Company’s consent.

(r) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(s) “Outplacement Benefit” has the meaning ascribed thereto in Section 4.2(c) of the Plan.

(t) “Participant” means an employee of the Employer who is a participant in the Plan in accordance with Section 3.1.

(u) “Participation Agreement” means, in the case of an Eligible Employee covered by Tier 1, Tier 2 or Tier 3, the participation agreement (in a form approved by the Committee) delivered to such Eligible Employee by the Administrator, (i) evidencing the Eligible Employee’s agreement to participate in the Plan, to comply with all terms and conditions of the Plan, as amended by such Participation Agreement, and to be bound by the restrictive covenants set forth in such Participation Agreement and (ii) containing such other terms and conditions on participation in the Plan as the Committee may deem advisable.

(v) “Plan” means this Bristow Group Inc. Amended and Restated 2019 Management Severance Benefits Plan for U.S. Employees, as amended from time to time.

(w) “Plan Effective Date” means the Effective Date (i.e., October 31, 2019).

(x) “Qualifying Termination” means a termination of employment of an Eligible Employee under the circumstances described in Section 4.1, or as provided in an Eligible Employee’s Participation Agreement, that entitles the Eligible Employee to Benefits under Section 4.2 or Section 4.3.

(y) “Reorganization Plan” means the Amended Joint Chapter 11 Plan of Reorganization of Bristow Group Inc. and Its Debtor Affiliates (as may be amended, supplemented, or modified from time to time in accordance with its terms).

(z) “Terminated,” “termination of employment,” “employment termination” and variations thereof, as used in the Plan, mean a termination of employment which constitutes a “separation from service” as that term is defined under Code Section 409A and the Treasury regulations issued thereunder.

(aa) “Tier 1”, “Tier 2”, “Tier 3”, “Tier 4” and “Tier 5” have the meaning ascribed thereto under Section 3.2 of the Plan.

(bb) “Welfare Benefit” has the meaning ascribed thereto in Section 4.2(b) of the Plan.

ARTICLE III

PARTICIPATION

3.1 Participation. An Eligible Employee shall become a Participant in the Plan as of the latest to occur of (i) the Plan Effective Date; (ii) the date he or she first becomes an employee of an Employer in a position covered by Tier 1, Tier 2, Tier 3, Tier 4 or Tier 5 and (iii) execution of a Participation Agreement, in the case of an Eligible Employee in a position covered by Tier 1, Tier 2 or Tier 3.

Notwithstanding any other provision in the Plan to the contrary, and except as provided in this paragraph, (i) there shall be no duplication of benefits between this Plan and the benefits due an employee of an Employer who is eligible for severance, involuntary termination or substantially similar benefits pursuant to applicable law or under any other plan, program, contract, agreement or arrangement with an Employer, and (ii) in the event of conflict or duplication between the Benefits provided in Section 4.2 of this Plan and any cash severance, welfare benefits or outplacement benefits provided under such other arrangement, the more beneficial provision with respect to the amount of such cash severance, welfare benefits or outplacement benefits for such employee shall control. Benefits payable under the Plan shall be reduced by the value of any cash severance, welfare benefits or outplacement benefits the Participant receives by operation of applicable law or as negotiated in any other such arrangement, as determined by the Administrator in its discretion, except in the case of benefits provided for in an agreement with a Participant entered into after the Plan Effective Date that expressly states it is intended to provide benefits in addition to the Benefits payable under the Plan. For clarity, this paragraph shall not impact any accelerated vesting or similar benefits payable in connection with any equity award granted under any separate equity incentive plan sponsored by the Company or an Employer.

3.2 Tiers. Eligible Employees who become Participants in the Plan shall be assigned to Tier 1, Tier 2, Tier 3, Tier 4 or Tier 5 as set forth below; provided, however, that the Committee may designate, by written notice to such Participant, that a Participant shall be assigned to a different Tier, in which case such designation by the Committee shall be controlling.

(a) “Tier 1” means the employee(s) of the Employer with the title(s) of (i) Chief Executive Officer or (ii) President.

(b) “Tier 2” means employees of the Employer with the titles of (i) Senior Vice President or (ii) Executive Vice President.

(c) “Tier 3” means employees of the Employer with the title of Vice President.

(d) “Tier 4” means employees of an Employer in job grades 7 to 11.

(e) “Tier 5” means employees of an Employer in job grades 1 to 6.

ARTICLE IV

SEVERANCE BENEFITS

4.1 General. Except as otherwise provided in this Section 4.1 or a Participation Agreement (if applicable), based on a Participant’s Tier, a Participant may be entitled to Benefits (i) under Section 4.2 if the Participant’s employment is involuntarily terminated by the Employer without Cause, or (ii) under Section 4.3 if the Participant is in Tier 1 or Tier 2 and the Participant’s employment is involuntarily terminated by the Employer without Cause within a Change in Control Period. A Participant shall not be entitled to Benefits if the Participant’s employment is terminated by the Employer for Cause; or if the Participant’s termination of employment is due to death or Disability; or if the Participant quits, retires or resigns. A Participant shall also not be entitled to Benefits if the Participant fails to sign and timely deliver an effective and unrevoked release of claims against the Company and the Employer and their affiliates, and, if requested by the Company or the Employer for an Employee in Tier 4 or Tier 5, a noncompetition and nonsolicitation agreement, with such agreements in the form(s) requested by the Company or the Employer in its sole discretion.

4.2 Termination without Cause. A Participant entitled to Benefits under Section 4.1 due to a termination without Cause shall be entitled to Benefits based upon the applicable of the following:

(a) Annual Base Salary.

(i) Tier 1. A Participant in Tier 1 on his or her employment termination date shall be entitled to a payment equal to two (2) times his or her Compensation.

(ii) Tier 2. A Participant in Tier 2 on his or her employment termination date shall be entitled to a payment equal to one (1) times his or her Compensation.

(iii) Tier 3. A Participant in Tier 3 on his or her employment termination date shall be entitled to a payment equal to one (1) times his or her Compensation.

(iv) Tier 4. A Participant in Tier 4 on his or her employment termination date shall be entitled to a payment equal to twenty-six (26) weeks of his or her Compensation.

(v) Tier 5. A Participant in Tier 5 on his or her employment termination date shall be entitled to a payment equal to the product of (A) two (2) weeks Compensation multiplied by (B) the Participant’s total Completed Years of Service, provided that such product shall be deemed to be no less than a minimum of fourteen (14) weeks Compensation and no more than a maximum of twenty-six (26) weeks Compensation.

Benefits payable pursuant to this Section 4.2(a) shall be paid in substantially equal installments during the period of time in respect of which the Compensation is paid (i.e., twenty-four (24) months post-termination for Tier 1 Participants; twelve (12) months post-termination for Tier 2 and Tier 3 Participants; twenty-six (26) weeks post-termination for Tier 4 Participants; and the applicable number of weeks (determined based on the Participant’s total Completed Years of Service) post-termination for Tier 5 Participants), in accordance with the Employer’s normal payroll practices, commencing on the 60th day following the Participant’s employment termination date, unless subject to the Delay Period as provided in Section 8.16 below, with the first payment to include all amounts that would have been paid during such sixty (60)-day period absent the delay.

(b) Welfare Benefits. If COBRA is applicable to the Participant and the Participant, his or her spouse and eligible dependents, as applicable, have timely elected COBRA coverage, during the Welfare Period, the Company will pay for the employer portion of the cost of COBRA coverage for such Participant and for his or her spouse and eligible dependents at the time of termination based on the level of coverage in effect as of the Participant’s employment termination date. The “Welfare Period” will begin on the first of the month following the Participant’s employment termination date and (i) with respect to a Participant in Tier 1 or Tier 2, extend for the following eighteen (18) months, (ii) with respect to a Participant in Tier 3, extend for the following six (6) months, and (iii) with respect to a Participant in Tier 4 or Tier 5, extend for the following three (3) months; provided, that the Welfare Period will terminate earlier upon the Participant becoming (A) ineligible for COBRA coverage or (B) eligible for healthcare benefits through a subsequent employer, and the Participant must notify the Company of such eligibility within ten (10) days of becoming eligible for such coverage. The benefits described in this Section 4.2(b) are referred to herein as the “Welfare Benefit”.

(c) Outplacement Benefits. All Participants shall be provided outplacement services commensurate with his or her position and Company policy or practice in effect at the time of termination of employment, but which in no event will exceed the applicable of the following number of months from the Participant’s employment termination date: (i) twelve (12) months with respect to a Participant in Tier 1, Tier 2 or Tier 3; (ii) six (6) months with respect to a Participant in Tier 4; and (iii) three (3) months with respect to a Participant in Tier 5. The Participant must initiate the outplacement services and have the terms of the same approved by the Company within sixty (60) days of the Participant’s employment termination date. The benefits described in this Section 4.2(c) are referred to herein as the “Outplacement Benefit”.

(d) Bonus. In the event the termination occurs after fiscal year 2020, a Participant shall be eligible to receive a pro-rata annual bonus for the fiscal year of termination (with (i) the amount, if any, determined based on actual performance for such fiscal year and (ii) the pro-ration based on the number of days elapsed in the fiscal year prior to the Participant’s termination), payable at the same time such annual bonus would have been paid had the Participant’s employment not terminated.

4.3 Termination without Cause During Change in Control Period. A Participant who is either (i) in Tier 1 or Tier 2 as of the Change in Control Effective Date, or (ii) becomes covered by Tier 1 or Tier 2 following the Change in Control Effective Date due to a promotion, and is entitled to Benefits under Section 4.1 due to a Termination without Cause that occurs within a Change in Control Period, shall be entitled to the following:

(a) Annual Base Salary.

(i) Tier 1. A Participant in Tier 1 shall be entitled to a payment equal to two (2) times his or her Compensation, in lieu of the amount provided in Section 4.2(a).

(ii) Tier 2. A Participant in Tier 2 shall be entitled to a payment equal to one and a half (1.5) times his or her Compensation, in lieu of the amount provided in Section 4.2(a).

(b) Bonus. Participants shall be entitled to the same bonus provided under Section 4.2(d), provided that the amount of the bonus shall be determined based on deemed target performance for such fiscal year.

(c) Additional Bonus. A Participant in Tier 1 or Tier 2 shall also be entitled to a payment as provided in his or her Participation Agreement.

Benefits payable pursuant to Sections 4.3(a) and 4.3(c) shall be paid in substantially equal installments during the period of time in respect of which the Benefits are paid (i.e., twenty-four (24) months post-termination for Tier 1 Participants and eighteen (18) months post-termination for Tier 2 Participants), in accordance with the Employer’s normal payroll practices, commencing on the 60th day following the Participant’s employment termination date, unless subject to the Delay Period as provided in Section 8.16 below, with the first payment to include all amounts that would have been paid during such sixty (60)-day period absent the delay.

(d) Welfare Benefits. A Participant in Tier 1 or Tier 2 shall be entitled to the same Welfare Benefit provided under Section 4.2(b).

(e) Outplacement Benefits. A Participant in Tier 1 or Tier 2 shall be entitled to the same Outplacement Benefit under Section 4.2(c).

ARTICLE V

ADMINISTRATION OF THE PLAN

5.1 General. Except as otherwise expressly provided in the Plan, the Administrator shall be responsible for administration of the Plan.

5.2 Administrator Duties. In addition to duties specifically stated herein, the Administrator shall have full responsibility to represent the Employers and the Participants in all things it may deem necessary for the proper administration of the Plan. Subject to the terms of the Plan, the decision of the Administrator, acting in its sole discretion, upon any question of fact, interpretation, definition or procedures relating to the administration of the Plan shall be conclusive. The Administrator shall have the following discretionary responsibilities under the Plan:

(a) To construe and interpret the Plan, to determine the amount, manner and time of payment of any benefits under the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, and to remedy ambiguities, inconsistencies or omissions all in its sole and complete discretion;

(b) To adopt such rules and procedures as may be necessary for the efficient administration of the Plan and as are consistent with the Plan, and to enforce the Plan in accordance with its terms and such rules;

(c) To delegate its authority to such other committees or officers of the Employers as may be necessary or desirable for the efficient administration of the Plan;

(d) To make determinations as to the right of any individual to a benefit and to direct payments or distributions in accordance with the provisions of the Plan;

(e) To furnish the Employers and the Participants with such information as may be required by them for tax or other purposes in connection with the Plan;

(f) To enroll Participants in the Plan, distribute and receive Plan administration forms and comply with all applicable governmental reporting and disclosure requirements; and

(g) To employ agents, attorneys, accountants, actuaries or other persons (who also may be employed by the Employers), and to allocate or delegate to them such powers, rights and duties as the Administrator considers necessary or advisable to properly carry out the administration of the Plan, provided that any such allocation or delegation and the acceptance thereof must be in writing.

ARTICLE VI

CLAIMS PROCEDURE

6.1 Claims. The Administrator will endeavor to administer the Plan fairly and consistently and to pay all benefits to which Participants are properly entitled. However, failure to execute any forms required or to furnish information requested by the Administrator within a reasonable period of time may result in delayed benefit payments. All claims for unpaid benefits should be made in writing to the Administrator. The Administrator may request additional information necessary to consider the claim further. If a claim is wholly or partially denied, the Administrator will notify the claimant of the adverse decision within a reasonable period of time, but not later than ninety (90) days after receiving the claim, unless the Administrator determines that special circumstances require an extension. In such case, a written extension notice shall be furnished before the end of the initial ninety (90)-day period. The extension cannot exceed ninety (90) days. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Administrator expects to render the decision. The claim determination timeframes began when a claim is filed, without regard to whether all the information necessary to make a claim determination accompanies the filing. Any notice of denial shall include:

(a) The specific reason or reasons for denial with reference to those specific Plan provisions on which the denial is based;

(b) A description of any additional material or information necessary to perfect the claim and an explanation of why that material or information is necessary; and

(c) A description of the Plan’s appeal procedures and timeframes, including a statement of the claimant’s right to bring a civil action under ERISA following an adverse decision on appeal.

6.2 Appeal Procedures. A claimant, or a claimant’s authorized representative, may appeal a denied claim within sixty (60) days after receiving the Administrator’s notice of denial. A claimant has the right to:

(a) Submit to the Administrator, for review, written comments, documents, records and other information related to the claim;

(b) Request, free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim; and

(c) A review on appeal that takes into account all comments, documents, records, and other information submitted by the claimant, without regard to whether such information was submitted or considered in the initial claim decision.

The Administrator will make a full and fair review of the appeal and may require additional documents as it deems necessary in making such a review. A final decision on review shall be made within a reasonable period of time, but not later than sixty (60) days following receipt of the written request for review, unless the Administrator determines that special circumstances require an extension. In such case, a written extension notice will be sent to the claimant before the end of the initial sixty (60)-day period. The extension notice shall indicate the special circumstances and the date by which the Administrator expects to render the appeal decision. The extension cannot exceed a period of sixty (60) days. The appeal timeframes begin when an appeal is filed, without regard to whether all the information necessary to make an appeal decision accompanies the filing. If an extension is necessary because the claimant failed to submit necessary information, the days from the date the Administrator sends the extension notice until the claimant responds to the request for additional information are not counted as part of the appeal determination period. The Administrator’s notice of denial on appeal shall include:

(a) The specific reason or reasons for denial with reference to those Plan provisions on which the denial is based;

(b) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records, and other information relevant to the claimant’s claim; and

(c) A statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain the information about such procedures, and a statement of the claimant’s right to bring an action under ERISA.

6.3 Satisfaction of Claims. Any payment to a Participant shall to the extent thereof be in full satisfaction of all claims hereunder against the Employers, who may require such Participant or beneficiary, as a condition to such payment, to execute a receipt and release therefore in such form as shall be determined by the Employers.

6.4 Limitations on Actions. A Participant must bring any legal or equitable action to contest a final decision made with respect to a claim under Article VI within two (2) years of the date that the Administrator sends written or electronic notification of the final claims determination to the Participant, or the Participant’s right to bring such a legal or equitable action will be waived.

ARTICLE VII

AMENDMENT OR TERMINATION OF PLAN

7.1 Amendment. While the Company expects and intends to continue the Plan, the Company must necessarily reserve and hereby does reserve the right to amend the Plan from time to time. Any amendment of the Plan will be by resolution of the Board or the Committee. Notwithstanding the preceding, the Administrator may amend the Plan in the following respects without the approval of the Board or the Committee: (a) amendments required by law; (b) amendments that relate to the administration of the Plan and that do not materially change the cost of the Plan; and (c) amendments that are designed to resolve possible ambiguities, inconsistencies, or omissions in the Plan and that do not materially increase the cost of the Plan.

7.2 Right to Terminate. The Plan will terminate as to all Employers on any date specified by the Company if written notice of the termination is given to the Administrator, the Participants and the Employers by the Company. The Plan will terminate as to an individual Employer (including the Company) on the first to occur of the following:

(a) The date it is terminated by such Employer if written notice of the termination is given to the Company, the Participants, the other Employers and the Administrator;

(b) Following the Plan Effective Date (and excluding for these purposes the Reorganization Plan), the date such Employer is judicially declared bankrupt or insolvent; and

(c) Following the Plan Effective Date (and disregarding the Reorganization Plan), the dissolution, merger, consolidation or reorganization of such Employer, or the sale of all or substantially all of its assets, except that in any such event arrangements may be made with the consent of the Company whereby the Plan will be continued by any successor to such Employer or any purchaser of all or substantially all of its assets without a termination thereof, in which case the successor or purchaser will be substituted for such Employer under the Plan.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

8.1 Unfunded Plan. Nothing herein shall require the Employer to segregate or set aside any funds or other property for the purpose of paying any benefits under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions by the Employers or the Administrator shall create, nor be construed to create, a trust of any kind or a fiduciary relationship between the Employer and the Participant or any other person. Benefits hereunder shall be paid from assets which shall continue, for all purposes, to be a part of the general, unrestricted assets of the Employer. The obligation of the Employer hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that the Participant is entitled to receive payments from the Employer under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Employer, no such person shall have nor acquire any legal or equitable right, interest or claim in or to any property or assets of the Employer. It is intended that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA.

8.2 No Guarantee of Employment. None of the establishment of the Plan, any modification or amendment thereof, the creation of any fund or account, or the payment of any benefits shall be construed as giving to any Participant or other person any legal or equitable right against the Employers or the Administrator except as provided herein. Under no circumstances shall the maintenance of the Plan constitute a contract of employment or shall the terms of employment of any Participant be modified or in any way affected hereby. Accordingly, participation in the Plan will not give any Participant a right to be retained in the employ of the Employer.

8.3 Nonalienation of Benefits. The rights or interests of any Participant to any benefits or future payments under the Plan shall not be subject to attachment or garnishment or other legal process by any creditor of any such Participant nor shall any such Participant have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or rights which such Participant may expect to receive under the Plan, except as may be required by the tax withholding provisions of the Code or any applicable federal, state, local or foreign laws.

If a Participant is indebted to the Employer at any time when payments are to be made by the Employer to the Participant under the provisions of the Plan, the Employer shall have the right to reduce the amount of payment to be made to the Participant (or the Participant’s beneficiary) to the extent of such indebtedness subject to compliance with Code Section 409A. Any election by the Employer not to reduce such payment shall not constitute a waiver of its claim for such indebtedness.

8.4 Payment with Respect to Incapacitated Persons. If any person entitled to benefits under the Plan is under a legal disability, a minor or, in the Administrator’s opinion, incapacitated in any way so as to be unable to manage his or her financial affairs, the Administrator may direct the payment of such benefits to such person’s legal representative or to a relative or friend of such person for such person’s benefit, or the Administrator may direct the application of such benefit for the benefit of such person in any manner which the Administrator may select that is consistent with the Plan. Any payments made in accordance with the foregoing provisions of this Section 8.4 shall be a full and complete discharge of any liability for such payments.

8.5 Litigation. In any action or proceeding regarding any Plan benefits or the administration of the Plan, employees or former employees of the Employers and any other persons claiming to have an interest in the Plan shall not be necessary parties and shall not be entitled to any notice of process. Any final judgment which is not appealed or appealable and which may be entered in any such action or proceeding shall be binding and conclusive on the parties hereto and on all persons having or claiming to have any interest in the Plan. Acceptance of participation in the Plan shall constitute a release of the Employers, the Administrator and their agents from any and all liability and obligation not involving willful misconduct or gross neglect.

8.6 Headings. The headings of the various Articles and Sections in the Plan are solely for convenience and shall not be relied upon in construing any provisions hereof. Any reference to a Section shall refer to a Section of the Plan unless specified otherwise.

8.7 Evidence. Evidence required of anyone under the Plan shall be signed, made or presented by the proper party or parties and may be by certificate, affidavit, document or other information which the person acting thereon considers pertinent and reliable.

8.8 Gender and Number. Words denoting the masculine gender shall include the feminine and neuter genders, the singular shall include the plural and the plural shall include the singular wherever required by the context.

8.9 Waiver of Notice. Any notice required under the Plan may be waived by the person entitled to notice.

8.10 Taxes and Withholding. Notwithstanding any other provisions of the Plan, the Employer may withhold from any payment to be made under the Plan such amount or amounts as may be required for purposes of complying with the tax withholding provisions of the Code or any applicable federal, state, local or foreign laws.

8.11 Applicable Law. The Plan shall be construed in accordance with the laws of the State of Texas, without regard to its conflicts of laws doctrine, except to the extent preempted by Federal law.

8.12 Severability. Whenever possible, each provision of the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and the Plan shall be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the Employers under the Plan.

8.13 Successors. The Plan is binding on all persons entitled to benefits hereunder and their respective heirs and legal representatives, on the Administrator and its successor, and on the Employers and their successors, whether by way of merger, consolidation, purchase or otherwise.

8.14 Effect on Other Employee Benefit Plans and Company Policy. Any benefit paid or payable under the Plan shall not be included in a Participant’s or employee’s compensation for purposes of computing benefits under any employee benefit plan maintained or contributed to by the Employer except as may otherwise be required under the terms of such employee benefit plan or applicable law.

8.15 No Vested Right to Benefits. No employee or Participant shall have any vested right to Benefits.

8.16 Code Section 409A. The time and form of payment of the Participant’s Benefits upon termination of employment described in Article 4 shall be made in accordance with such Article, provided that with respect to termination of employment for reasons other than death, the payment at such time can be characterized as a “short-term deferral” for purposes of Code Section 409A or as otherwise exempt from the provisions of Code Section 409A, or if any portion of the payment cannot be so characterized, and the Participant is a “specified employee” under Code Section 409A, such portion of the payment shall be delayed until the earlier to occur of the Participant’s death or the date that is six months and one day following the Participant’s termination of employment (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 8.16 shall be paid to the Participant in a lump sum, and any remaining payments due under Article 4 shall be payable at the same time and in the same form as such amounts would have been paid in accordance with their original payment schedule under such Article. For purposes of applying the provisions of Code Section 409A, each separately identified amount to which the Participant is entitled shall be treated as a separate payment.

The time or schedule of any payment or amount scheduled to be paid pursuant to the terms of the Plan that is a “deferral of compensation” (as such term is described under Code Section 409A) may not be accelerated, except as otherwise permitted under Code Section 409A and the guidance and Treasury regulations issued thereunder.

The taxable year in which any in-kind benefit is paid shall be determined in the sole discretion of the Employer, and the Participant shall not be permitted, directly or indirectly, to designate the taxable year of payment. All reimbursements and in-kind benefits provided pursuant to this Plan shall be made in accordance with Treasury Regulation § 1.409A-3(i)(1)(iv) such that any reimbursements or in-kind benefits will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event. Specifically, (a) the amounts reimbursed and in-kind benefits provided under this Plan, other than total reimbursements that are limited by a lifetime maximum under a group health plan, during a Participant’s taxable year may not affect the amounts reimbursed or in-kind benefits provided in any other taxable year, (b) the reimbursement of an eligible expense shall be made on or before the last day of the Participant’s taxable year following the taxable year in which the expense was incurred, and (c) the right to reimbursement or an in-kind benefit is not subject to liquidation or exchange for another benefit.

To the extent that the Company requires a release of claims pursuant to Section 4.1 prior to the receipt of Benefits, the release shall be delivered by the Company to the Participant no later than seven (7) days following the date of the Participant’s termination of employment, and the Participant must execute (without revocation) and return the release to the Company no later than the date that is fifty (50) days after the date of the Participant’s termination of employment.

The Plan and the Benefits provided hereunder are intended to be exempt from Code Section 409A or comply with Code Section 409A, to the extent applicable thereto. Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted and construed consistent with this intent. Notwithstanding the foregoing, the Employers shall not be required to assume any increased economic burden in connection therewith. Although the Employers and the Administrator intend to administer the Plan so that the Plan and the Benefits provided hereunder be exempt from Code Section 409A or comply with the requirements of Code Section 409A, to the extent applicable thereto, neither any Employer nor the Administrator represents or warrants that the Plan or the Benefits provided hereunder will be exempt from or comply with Code Section 409A or any other provision of federal, state, local, or non-United States law. Neither the Employers, nor their subsidiaries, nor their respective directors, officers, employees or advisers shall be liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest, or penalties the Participant may owe as a result of participation in the Plan, and the Employers and their subsidiaries shall have no obligation to indemnify or otherwise protect any Participant from the obligation to pay any taxes pursuant to Code Section 409A.

ARTICLE IX

ERISA RIGHTS

Participants in this Plan are entitled to certain rights and protections under ERISA. ERISA provides that all Participants are entitled to: examine, without charge, at the Administrator’s office and at other specified locations (such as worksites), all documents governing the Plan, including insurance contracts, if any, and the latest annual report (Form 5500 Series); and obtain copies of documents governing the operation of the Plan, including insurance contracts, if any, and the latest annual report (Form 5500 Series) and updated summary plan descriptions upon written request to the Administrator. The Administrator may make a reasonable charge for the copies. A Participant is also entitled to receive a summary of the Plan’s annual financial report. The Administrator is required by law to furnish each Participant with a copy of this summary annual report.

In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of the Participants and beneficiaries. No one, including the Employer or any other person, may fire a Participant or otherwise discriminate against a Participant in any way to prevent the Participant from obtaining a benefit or exercising the Participant’s rights under ERISA.

If a Participant’s claim for a benefit is denied in whole or in part, the Participant has a right to know why this was done, to obtain copies of documents relating to the decision without charge and to appeal the denial, all under certain time schedules. Under ERISA, there are steps the Participant can take to enforce these rights. For instance, if the Participant requests materials from the Plan and does not receive them within thirty (30) days, the Participant may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and pay the Participant up to $110 a day until the Participant receives them, unless the materials were not sent because of reasons beyond the control of the Administrator. If the Participant has a claim for benefits which is denied or ignored, in whole or in part, the Participant may file suit in a state or federal court. In addition, if the Participant disagrees with the Plan’s decision, or lack thereof, concerning the qualified status of a domestic relations order, the Participant may file suit in federal court after exhausting all of the Plan’s claims and appeal procedures. If it should happen that Plan fiduciaries misuse the Plan’s money, or if a Participant is discriminated against for asserting his or her rights, the Participant may seek assistance from the U.S. Department of Labor, or the Participant may file suit in a federal court. The court will decide who should pay court costs and legal fees. If the Participant is successful, the court may order the person the Participant sued to pay these costs and fees. However, if the Participant loses, the court may order the Participant to pay the costs and fees; for example, if it finds the Participant’s claim is frivolous.

If a Participant has any questions about the Plan, the Participant should call or write the Administrator. If the Participant has any questions about this statement or about a Participant’s rights under ERISA, or if a Participant needs assistance in obtaining documents from the Administrator, a Participant should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor listed in telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. A Participant may also obtain certain publications about rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

ARTICLE X

GENERAL INFORMATION ABOUT THE PLAN

10.1 Plan Name. The name of the Plan is the Bristow Group Inc. Amended and Restated 2019 Management Severance Benefits Plan for U.S. Employees.

10.2 Plan Sponsor. The Plan sponsor is:

Bristow Group Inc.

Attn: Vice President, Human Resources

3151 Briarpark Drive, Suite 700

Houston, TX 77042

(713) 767-7600

10.3 Employer Identification Number of Plan Sponsor. 72-0679819.

10.4 ERISA Plan Number. 514.

10.5 Type of Plan. The Plan is an ERISA severance pay arrangement providing for the payment of severance benefits if an Eligible Employee becomes a Participant and experiences a termination of employment entitling such Participant to severance benefits under the Plan.

10.6 Plan Administration. The Plan is administered by the Benefits and Retirement Plan Committee appointed by the Compensation Committee of the Board:

Bristow Group Inc.

Administrator for the Bristow Group Inc.

Amended and Restated 2019 Management Severance

Benefits Plan for U.S. Employees

Attn: Vice President, Human Resources

3151 Briarpark Drive, Suite 700

Houston, TX 77042

(713) 767-7600

The Administrator is responsible for the operation and administration of the Plan. The Administrator is authorized to construe and interpret the Plan, and its decisions shall be final and binding. The Administrator shall make all reports and disclosures required by law.

10.7 Agent for Service of Legal Process. The Administrator is the agent for service of legal process on the Plan.

10.8 Effective Date of the Plan. The Plan is effective as of the Plan Effective Date. The Company reserves the right to change or terminate the Plan at any time for any reason, in whole or in part, subject to the limitations set forth in Article VII.

10.9 Plan Year. Plan financial records are kept on a calendar year basis. December 31 is the end of the year for the purpose of maintaining financial records.

10.10 Contributions; Source of Benefits. Payments under the Plan will be made from the general assets of the Company. No employee contributions are made under the Plan.

IN WITNESS WHEREOF, in accordance with the action taken by the Compensation Committee of the Board of Directors of the Company, the Company has caused the Plan to be adopted and signed by its duly authorized officer effective as of the Plan Effective Date.

BRISTOW GROUP INC.

By:	/s/ Mary I. Wersebe
Name: Mary I. Wersebe
Title: Vice President, Human Resources